UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 7, 2010 (October 1, 2010)
Date of Report (Date of earliest event reported)

Reach Messaging Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-150424	26-1110179
(State or other jurisdiction Identification No.)	(Commission File Number)	(IRS Employer Identification No.)

2801 Ocean Park Blvd., Suite 355
Santa Monica, California 90405
(Address of principal executive offices) (Zip Code)

(888) 631-8555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

The Company entered into a financing with four (4) investors for the purchase and sale of convertible promissory notes (the “Notes”) in an aggregate principal amount of $363,704.66 (the “Financing”).  The closing took place on October 1, 2010.  The Financing purchase price consisted of cash of $300,000 and exchange of two past-due bridge loans originally issued in October and December, 2009 in the aggregate principal amount of $58,000, plus accrued interest at the rate of 10% per year, for a total exchange of $63,704.66.  In connection with the Financing, each investor received a warrant (“Warrant”) to purchase the number of shares equal to two times the number of shares issuable upon full conversion of the principal amount of the Notes (up to an aggregate of 363,704,660 shares).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the disclosures regarding the Financing set forth under Item 1.01 above, which disclosures are incorporated herein by reference.

The Notes accrue interest at the rate of 5% per year with no payment obligation until maturity on October 1, 2013.  The principal and accrued interest may be accelerated upon a default in payment or breach of a covenant under the Notes or on commencement of insolvency proceedings. The principal and accrued interest are convertible at the election of the holder into shares of common stock of the Company at a conversion price initially equal to $0.002 per share.  The conversion price shall be adjusted in the event of a stock split or similar recapitalization of the outstanding shares.  The Notes may be prepaid at any time, subject to advance notice to the holders and an opportunity to convert the Notes into shares of common stock prior to repayment.  The right to convert is limited such that the holder of the Note may not convert into shares if such conversion would cause such holder’s beneficial ownership of the Company’s shares to exceed 9.9% of the total outstanding shares of the Company.

Item 3.02	Unregistered Sales of Equity Securities

Financing

Reference is made to the disclosures regarding the Financing set forth under Item 1.01 above and regarding the Notes set forth under Item 2.03 above, which disclosures are incorporated herein by reference.

The Warrants issued pursuant to the Financing expire October 1, 2013.  The Warrants have an exercise price of $0.004 per share of common stock of the Company, which shall be adjusted in the event of a stock split or similar recapitalization of the outstanding shares.  The Warrant may be exercised at any time prior to expiration upon notice and payment in cash of the exercise price, or pursuant to notice and a cashless exercise resulting in a net issuance of shares.  The right to exercise is limited such that the holder of the Warrant may not exercise the Warrant to purchase shares if such exercise would cause such holder’s beneficial ownership of the Company’s shares to exceed 9.9% of the total outstanding shares of the Company.

The Company did not pay a commission in connection with the Financing.  The issuance of the Notes and Warrants to the four (4) investors in the Financing was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.  The investors are accredited investors with no relationship to the Company other than as shareholders and investors in the Financing.

Other Issuances

On October 1, 2010, the Company approved the issuance of 22,000,000 shares of its common stock to an investor in the Financing.  This issuance was in consideration of the investor’s investment in the Financing, and to implement an effective reduction of the purchase price of a prior investment by that investor previously disclosed in Part II, Item 2 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 20, 2010.  The issuance of the shares was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.  The investor is an accredited investor with no relationship to the Company other than as a shareholder and investor in the Financing.

On October 1, 2010, the Company approved the issuance of 11,500,000 shares of its common stock to its legal counsel, Richardson & Patel LLP, and approved the issuance of a warrant to purchase up to 23,000,000 shares of common stock.  The warrant had the same terms as the Warrant issued in the Financing.  The shares and warrant were issued in consideration of $23,000 in fees and costs owed by the Company to Richardson & Patel LLP for legal services rendered.  The issuance of the shares and warrant was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.

On October 1, 2010, the Company approved the issuance of shares and warrants to three of its key employees as follows:

Key Employee	Shares	Warrants
Shane Gau	43,333,333	43,333,333
Jason Campbell	43,333,334	43,333,334
David Lee Nichols	43,333,333	43,333,333

The shares and warrants were issued in consideration of services rendered and were fully vested at the time of grant.  The warrants had the same terms as the Warrant issued in the Financing.  The issuance of the shares and warrant was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Reach Messaging Holdings, Inc.

Dated: October 7, 2010	By:	/s/ Shane Gau
Shane Gau
Chief Executive Officer